AGREEMENT AND PLAN OF MERGER

dated as of August 10, 2009

by and among

ALMANA NETWORKS INTERNATIONAL, INC.,

MDI, INC.

and

ANI MERGER SUB, INC.

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

Page No

ARTICLE I THE MERGER[INSERT PAGE NUMBER]
1.01	The Merger	[INSERT PAGE NUMBER]
1.02	Closing	[INSERT PAGE NUMBER]
1.03	Effective Time	[INSERT PAGE NUMBER]
1.04	Certificate of Incorporation and Bylaws of the Surviving Corporation	[INSERT PAGE NUMBER]
1.05	Directors and Officers of the Surviving Corporation	[INSERT PAGE NUMBER]
1.06	Effects of the Merger	[INSERT PAGE NUMBER]
1.07	Further Assurances	[INSERT PAGE NUMBER]

ARTICLE II CONVERSION OF SHARES[INSERT PAGE NUMBER]
2.01	Conversion of Capital Stock	[INSERT PAGE NUMBER]
2.02	Delivery of Shares	[INSERT PAGE NUMBER]

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MDI and Merger Sub[INSERT PAGE NUMBER]
3.01	Organization and Qualification	[INSERT PAGE NUMBER]
3.02	Capital Stock	[INSERT PAGE NUMBER]
3.03	Authority Relative to this Agreement	[INSERT PAGE NUMBER]
3.04	Non-Contravention; Approvals and Consents	[INSERT PAGE NUMBER]
3.05	SEC Reports and Financial Statements	[INSERT PAGE NUMBER]
3.06	Absence of Certain Changes or Events	[INSERT PAGE NUMBER]
3.07	Absence of Undisclosed Liabilities	[INSERT PAGE NUMBER]
3.08	Legal Proceedings	[INSERT PAGE NUMBER]
3.09	Information Supplied	[INSERT PAGE NUMBER]
3.10	Compliance with Laws and Orders	[INSERT PAGE NUMBER]
3.11	Compliance with Agreements; Certain Agreements	[INSERT PAGE NUMBER]
3.12	Taxes	[INSERT PAGE NUMBER]
3.13	Employee Benefit Plans; ERISA	[INSERT PAGE NUMBER]
3.14	Labor Matters	[INSERT PAGE NUMBER]
3.15	Environmental Matters	[INSERT PAGE NUMBER]
3.16	Intellectual Property Rights	[INSERT PAGE NUMBER]
3.17	Opinion of Financial Advisor	[INSERT PAGE NUMBER]

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ANI[INSERT PAGE NUMBER]
4.01	Organization and Qualification	[INSERT PAGE NUMBER]
4.02	Capital Stock	[INSERT PAGE NUMBER]
4.03	Authority Relative to this Agreement	[INSERT PAGE NUMBER]
4.04	Non-Contravention; Approvals and Consents	[INSERT PAGE NUMBER]
4.05	Legal Proceedings	[INSERT PAGE NUMBER]
4.06	Information Supplied	[INSERT PAGE NUMBER]
4.07	Compliance with Laws and Orders	[INSERT PAGE NUMBER]
4.08	Compliance with Agreements; Certain Agreements.	[INSERT PAGE NUMBER]
4.09	Taxes.	[INSERT PAGE NUMBER]
4.10	Employee Benefit Plans	[INSERT PAGE NUMBER]
4.11	Labor Matters	[INSERT PAGE NUMBER]
4.12	Environmental Matters.	[INSERT PAGE NUMBER]
4.13	Intellectual Property	[INSERT PAGE NUMBER]

ARTICLE V COVENANTS OF MDI[INSERT PAGE NUMBER]
5.01	Covenants of MDI	[INSERT PAGE NUMBER]

ARTICLE VI ADDITIONAL AGREEMENTS[INSERT PAGE NUMBER]
6.01	Access to Information; Confidentiality	[INSERT PAGE NUMBER]
6.02	Preparation of Proxy Statement	[INSERT PAGE NUMBER]
6.03	Approval of Stockholders	[INSERT PAGE NUMBER]
6.04	Regulatory and Other Approvals	[INSERT PAGE NUMBER]
6.05	Expenses	[INSERT PAGE NUMBER]
6.06	Brokers or Finders	[INSERT PAGE NUMBER]
6.07	Conveyance Taxes	[INSERT PAGE NUMBER]
6.08	Notice and Cure	[INSERT PAGE NUMBER]
6.09	Fulfillment of Conditions	[INSERT PAGE NUMBER]
6.10	Directors’ and Officers’ Insurance and Indemnification.	[INSERT PAGE NUMBER]

ARTICLE VII CONDITIONS[INSERT PAGE NUMBER]
7.01	Conditions to Each Party’s Obligation to Effect the Merger[INSERT PAGE NUMBER]
7.02	Conditions to Obligation of ANI to Effect the Merger	[INSERT PAGE NUMBER]
7.03	Conditions to Obligation of MDI to Effect the Merger	[INSERT PAGE NUMBER]
7.04	Frustration of Closing Conditions	[INSERT PAGE NUMBER]

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER[INSERT PAGE NUMBER]
8.01	Termination	[INSERT PAGE NUMBER]
8.02	Effect of Termination	[INSERT PAGE NUMBER]
8.03	Amendment	[INSERT PAGE NUMBER]
8.04	Extension; Waiver	[INSERT PAGE NUMBER]
8.05	Procedure for Termination, Amendment, Extension or Waiver	[INSERT PAGE NUMBER]

ARTICLE IX GENERAL PROVISIONS[INSERT PAGE NUMBER]
9.01	Notices	[INSERT PAGE NUMBER]
9.02	Non Survival of Representations and Warranties	[INSERT PAGE NUMBER]
9.03	Conflicts and Privilege	[INSERT PAGE NUMBER]
9.04	Entire Agreement; Incorporation of Exhibits	[INSERT PAGE NUMBER]
9.05	Public Announcements	[INSERT PAGE NUMBER]
9.06	No Third Party Beneficiary	[INSERT PAGE NUMBER]
9.07	No Assignment; Binding Effect	[INSERT PAGE NUMBER]
9.08	Headings	[INSERT PAGE NUMBER]
9.09	Invalid Provisions	[INSERT PAGE NUMBER]
9.10	Governing Law	[INSERT PAGE NUMBER]
9.11	Enforcement of Agreement	[INSERT PAGE NUMBER]
9.12	Certain Definitions	[INSERT PAGE NUMBER]
9.13	Counterparts	[INSERT PAGE NUMBER]

AUS:617439.8

This AGREEMENT AND PLAN OF MERGER dated as of August 10, 2009 (this “Agreement”) is made and entered into by and among MDI, Inc., a Delaware corporation (“MDI”), ANI Merger Sub, Inc., a Delaware corporation wholly owned by MDI (“Merger Sub”), and Almana Networks International, Inc., a Delaware corporation (“ANI”).

WHEREAS, the Boards of Directors of MDI, Merger Sub and ANI have each determined that it is advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into ANI and ANI would become a wholly-owned subsidiary of MDI (the “Merger”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), (ii) MDI, Merger Sub and ANI each will be parties to the reorganization within the meaning of Section 368(b) of the Code (as defined below) and (iii) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, MDI, Merger Sub and ANI desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER
1.01 The Merger»

.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into ANI in accordance with the applicable provisions of Delaware General Corporation Law (the “DGCL”).  At the Effective Time, the separate existence of Merger Sub shall cease and ANI shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  Merger Sub and ANI are sometimes referred to herein as the “Constituent Corporations”.  As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in ARTICLE II.

1.02 Closing»

.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at the offices of Andrews Kurth LLP, 111 Congress, Suite 1700, Austin, Texas 78701 , at 10:00 a.m., local time, upon the satisfaction of the conditions set forth in Section 7.01(a),  unless another date, time or place is agreed to in writing by the parties hereto (the “Closing Date”).  At the Closing there shall be delivered to MDI, Merger Sub and ANI the certificates and other documents and instruments required to be delivered under ARTICLE VII.

1.03 Effective Time»

.  At the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing as soon as practicable on the Closing Date.  The Merger shall become effective at the time provided in the Certificate of Merger (the date and time so provided in the Certificate of Merger being referred to herein as the “Effective Time”).

1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation»

.  At the Effective Time, (i) the Certificate of Incorporation of ANI as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of ANI as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.05 Directors and Officers of the Surviving Corporation»

.  The directors and officers of ANI immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06 Effects of the Merger»

.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.07 Further Assurances»

.  Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II
CONVERSION OF SHARES
2.01 Conversion of Capital Stock»

.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub (“Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b) Cancellation of Treasury Stock and Stock Owned by MDI and Merger Sub.  All shares of common stock, par value $0.01 per share, of ANI (“ANI Common Stock”) that are owned by ANI as treasury stock and all shares of ANI Common Stock that are owned by MDI or Merger Sub, or any other direct or indirect wholly-owned Subsidiary of MDI, in each case not held on behalf of third parties, shall be canceled and retired and shall cease to exist and no stock of MDI or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for ANI Common Stock.

(i) Each issued and outstanding share of ANI Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive such number of shares of MDI Common Stock as equals the Exchange Ratio (as defined in Section 9.12 hereof) (the shares of MDI Common Stock to be issued, the “Merger Consideration”).

(ii) No fraction of a share of MDI Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of ANI Common Stock who would otherwise be entitled to a fraction of a share of MDI Common Stock (after aggregating all fractional shares of MDI Common Stock to be received by such holder upon the Effective Date) shall receive from MDI an amount of cash (rounded to the nearest whole cent) equal to the product of (x) such fraction and the (y) the MDI Stock Price.

(iii) All shares of ANI Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share, upon the surrender of such certificate in accordance with Section 2.02, without interest.

(iv) The calculations of the Exchange Ratio, including the related calculations of Total Fully Diluted MDI Shares and the like, shall be set forth in a Schedule 2.01, to be finalized and executed by MDI and ANI at or prior to the Closing.

(d) Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of ANI Common Stock the holder of which: (x) has not voted in favor of the Merger; (y) has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL; and (z) has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.01(c).

2.02 Delivery of Shares

.  Promptly after the Effective Date, MDI shall mail to each record holder of certificates formerly representing all of such holder’s shares of ANI capital stock (the “Old Certificates”), at the addresses provided, (i) a notice of the effectiveness of the Merger and (ii) a Letter of Transmittal in a form reasonably acceptable to ANI.  Upon surrender of an Old Certificate, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate (other than Old Certificates representing Dissenting Shares) shall be entitled to receive in exchange therefor, certificates representing the shares of MDI Common Stock into which such holder’s shares of ANI capital stock were converted pursuant to the Merger (the “New Certificates”), that such holder is entitled to receive, which shall be delivered by MDI in accordance with the instructions provided by such holder in the Letter of Transmittal executed by such holder. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented ANI Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of MDI Common Stock into which the shares of ANI Common Stock represented by such certificate shall have been so converted. No dividends or other distributions declared or made with respect to MDI Common Stock after the Effective Date will be paid to the holder of any certificate that prior to the Effective Date evidenced shares of ANI Common Stock until the holder of such certificate surrenders or exchanges such certificate as herein provided. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing shares of MDI Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such shares of MDI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Date but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of MDI Common Stock less any withholding taxes which are required thereon. In the event any certificate representing ANI Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of ANI Common Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless MDI and the Surviving Corporation against any claim that may be made against them with respect to such certificate, MDI will issue in exchange for such lost, stolen or destroyed certificate MDI Common Stock to which such holder is entitled pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MDI AND MERGER SUB
Except as disclosed in (a) a registration statement, prospectus, report, form, schedule or proxy statement filed and prior to the date hereof by MDI with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”) or the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”); or (b) the disclosure letter (the “MDI Disclosure Letter”) delivered by MDI and Merger Sub to ANI concurrently with the execution of this Agreement, MDI and Merger Sub each represent and warrant to ANI as follows:

3.01 Organization and Qualification»

.  Each of MDI and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Each of MDI and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified or in good standing, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect..  Section 3.01 of the MDI Disclosure Letter sets forth (i) the name and jurisdiction of incorporation of each of MDI’s Subsidiaries (as defined in Section 9.12), (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares.  Except for interests in the Subsidiaries of MDI and as disclosed in Section 3.01 of the MDI Disclosure Letter, MDI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  MDI has previously delivered to ANI correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of MDI and, to MDI’s knowledge, each Subsidiary.

3.02 Capital Stock»

.

(a) The authorized capital stock of MDI consists solely of 100,000,000 shares of MDI Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $5.00 per share (“MDI Preferred Stock”).  As of August 10, 2009, 35,634,385 shares of MDI Common Stock were issued and outstanding, 195,351 shares of MDI Preferred Stock were issued and outstanding, no shares of MDI Common Stock or MDI Preferred Stock were held in the treasury of MDI and 10,000,000 shares of MDI Common Stock were reserved for issuance upon the exercise of options issued pursuant to the MDI Option Plans.  Since such date, except as set forth in Section 3.02 of the MDI Disclosure Letter, there has been no change in the number of issued and outstanding shares of MDI Common Stock, MDI Preferred Stock or shares of MDI Common Stock held in treasury or reserved for issuance.  All of the issued and outstanding shares of MDI Common Stock and  MDI Preferred Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except pursuant to this Agreement and except as set forth in Section 3.02 of the MDI Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement to which MDI is a party or by which it is bound (together, “Options”), obligating MDI or its Subsidiaries to issue or sell any shares of capital stock of MDI or to grant, extend or enter into any Option with respect thereto. Share numbers in this Section 3.02 do not take into account the Reverse Stock Split.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding. Except as disclosed in Section 3.02 of the MDI Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of MDI are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by MDI or a Subsidiary wholly owned, directly or indirectly, by MDI, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”).  Except as disclosed in Section 3.02 of the MDI Disclosure Letter, there are no (i) outstanding Options obligating MDI or its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of MDI or to grant, extend or enter into any such option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than MDI or a Subsidiary wholly owned, directly or indirectly, by MDI with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of MDI.

(c) Except as disclosed in Section 3.02 of the MDI Disclosure Letter, there are no outstanding contractual obligations of MDI or any Subsidiary of MDI to repurchase, redeem or otherwise acquire any shares of MDI Common Stock or any capital stock of any Subsidiary of MDI or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of MDI or any other person.

3.03 Authority Relative to this Agreement»

.  Each of MDI and Merger Sub has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the MDI Stockholders’ Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by MDI and Merger Sub and the consummation by MDI and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MDI and Merger Sub. The Board of Directors of MDI and Merger Sub have recommended adoption of this Agreement by the stockholders of MDI and Merger Sub and directed that this Agreement be submitted to the stockholders of MDI for their consideration. No other corporate proceedings on the part of MDI or Merger Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by MDI and Merger Sub, and the consummation by MDI and Merger Sub of the transactions contemplated hereby, other than obtaining the MDI Stockholders’ Approval.  This Agreement has been duly and validly executed and delivered by MDI and Merger Sub and, subject to the obtaining of the MDI Stockholders’ Approval, constitutes a legal, valid and binding obligation of MDI and Merger Sub enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.04 Non-Contravention; Approvals and Consents»

.

(a) The execution and delivery of this Agreement by MDI and Merger Sub do not, and the performance by MDI and Merger Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of MDI, Merger Sub or any Subsidiaries of MDI under any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of MDI, Merger Sub or any Subsidiaries of MDI, or (ii)  (x) any statute, law, rule, regulation or ordinance (together, “laws”), or any judgment, decree, order, writ, permit or license (together, “orders”), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a “Governmental or Regulatory Authority”) applicable to MDI or its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which MDI or its Subsidiaries is a party or by which MDI or its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on MDI or its Subsidiaries taken as a whole or on the ability of MDI or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Except (i) for the filing of the Proxy Statement (as defined in Section 3.09) with the SEC pursuant to the Exchange Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iii) as disclosed in Section 3.04 of the MDI Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which MDI or its Subsidiaries is a party or by which MDI or its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by  MDI and Merger Sub, the performance by MDI and Merger Sub of their obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on MDI or its Subsidiaries or on the ability of  MDI  or Merger Sub to consummate the transactions contemplated by this Agreement.

3.05 SEC Reports and Financial Statements»

.  MDI has delivered to ANI (including, for purposes of compliance with this representation, pursuant to the SEC’s “EDGAR” electronic documents system) prior to the execution of this Agreement a true and complete copy of, to MDI’s knowledge, each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by MDI with the SEC since January 1, 2005 (as such documents have since the time of their filing been amended or supplemented, the “MDI SEC Reports”), which are all the documents (other than preliminary material) that MDI was required to file with the SEC since such date.  As of their respective dates, the MDI SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the MDI SEC Reports (the “MDI Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to MDI, Merger Sub or any MDI Subsidiary taken as a whole)) the consolidated financial position of MDI and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Except as set forth in Section 3.05 of the MDI Disclosure Letter, each Subsidiary of MDI is treated as a consolidated subsidiary of MDI in the MDI Financial Statements for all periods covered thereby.

3.06 Absence of Certain Changes or Events»

.  Except as disclosed in the MDI SEC Reports filed prior to the date of this Agreement, (a) since March 31, 2009 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on MDI or any of its Subsidiaries, and (b) except as disclosed in Section 3.06 of the MDI Disclosure Letter, between such date and the date hereof (i) MDI and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither MDI nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 5.01(b).

3.07 Absence of Undisclosed Liabilities»

.  Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 2009 included in the MDI Financial Statements or as disclosed in Section 3.07 of the MDI Disclosure Letter, neither MDI, nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of MDI and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not reasonably be expected to be, individually or in the aggregate, materially adverse to MDI or any of its Subsidiaries.

3.08 Legal Proceedings»

.  Except as disclosed in the MDI SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the MDI Disclosure Letter, (i) there are  no actions, suits, arbitrations or proceedings pending or, to the knowledge of MDI, threatened against, relating to or affecting, nor to the knowledge of MDI are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, MDI or any of its Subsidiaries or any of their respective assets and properties which individually or in the aggregate, could be reasonably expected to have a material adverse effect on MDI and its Subsidiaries or on the ability of MDI to consummate the transactions contemplated by this Agreement; and (ii) neither MDI, nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on MDI, Merger Sub or any MDI Subsidiary or on the ability of MDI or Merger Sub to consummate the transactions contemplated by this Agreement.

3.09 Information Supplied»

.  The proxy statement relating to MDI Stockholders’ Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the “Proxy Statement”), and any other documents to be filed by MDI with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed or otherwise provided to stockholders of MDI and at the date of the MDI Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by MDI with respect to information supplied in writing by or on behalf of ANI expressly for inclusion therein.  The Proxy Statement and any such other documents filed by MDI with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

3.10 Compliance with Laws and Orders»

.  Each of MDI and its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their  respective businesses (the “MDI Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on MDI or its Subsidiaries.  MDI and its Subsidiaries are in compliance with the terms of the MDI Permits, except failures to comply which, individually or in the aggregate are not having and could not reasonably be expected to have a material adverse effect on MDI or its Subsidiaries.  Except as disclosed in the MDI SEC Reports filed prior to the date of this Agreement, neither MDI nor any of its Subsidiaries are in violation of or default under any law or order of any Governmental or Regulatory Authority.

3.11 Compliance with Agreements; Certain Agreements»

.

(a) Except as disclosed in the MDI SEC Reports filed prior to the date of this Agreement, neither MDI nor any of its Subsidiaries nor, to the knowledge of MDI, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of MDI or any of its Subsidiaries or (ii) any Contract to which MDI or any of its Subsidiaries is a party or by which MDI or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on MDI or any of its Subsidiaries.

(b) Except as disclosed in Section 3.11 of the MDI Disclosure Letter or in the MDI SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither MDI nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on sixty (60) days’ or less notice involving the payment of more than $50,000 per annum or $250,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of MDI or any of its Subsidiaries, the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving MDI or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of MDI or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.12 Taxes»

.

(a) Each of MDI and its Subsidiaries has duly and timely filed or causedl to be filed all material Tax Returns (as defined below) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all Tax Returns are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually and in the aggregate, would not have a material adverse effect on MDI or its Subsidiaries.  Each of MDI and its Subsidiaries has paid (or MDI has paid on its behalf) all taxes shown as due on such Tax Returns.  The most recent financial statements contained in the MDI SEC Reports reflect an adequate reserve for all taxes payable by MDI and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against MDI or its Subsidiaries that are not adequately reserved for, except for inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on MDI or its Subsidiaries.  No requests for waivers of the time to assess any taxes against MDI or its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the MDI SEC Reports.

(b) Neither MDI nor any of its Subsidiaries is a party to or is bound by any material tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MDI and its wholly owned Subsidiaries).

(c) Within the past two years, neither MDI nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither MDI nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(e) Neither MDI nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13 Employee Benefit Plans; ERISA»

.

(a)  Except as described in the MDI SEC Reports filed prior to the date of this Agreement, (i) all MDI Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither MDI nor any of its Subsidiaries has any liabilities or obligations with respect to any such MDI Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of MDI are any such liabilities or obligations expected to be incurred.  The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any MDI Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.  The only severance agreements or severance policies applicable to MDI or its Subsidiaries are the agreements and policies specifically referred to in Section 3.13 of the MDI Disclosure Letter.  Section 3.13 of the MDI Disclosure Letter contains a list of each  MDI Employee Benefit Plan.

(b) As used herein:

(i) “MDI Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by MDI or its Subsidiaries for the benefit of the current or former employees or directors of MDI or its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

(ii) “Plan” means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

3.14 Labor Matters»

.  Except as disclosed in the MDI SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the MDI Disclosure Letter, there are no material controversies pending or, to the knowledge of MDI, threatened between MDI or its Subsidiaries and any representatives of its employees, and, to the knowledge of MDI, there are no material organizational efforts presently being made involving any of the now unorganized employees of MDI or its Subsidiaries.  Since March 31, 2009, there has been no work stoppage, strike or other concerted action by employees of MDI or its Subsidiaries.

3.15 Environmental Matters»

.

(a) Each of MDI and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations (“Environmental Permits”), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on MDI or its Subsidiaries.  Each of such Environmental Permits is in full force and effect and each of MDI and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on MDI or its Subsidiaries.

(b) No site or facility now or previously owned, operated or leased by MDI or its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder (“CERCLA”), or on any similar state or local list of sites requiring investigation or clean-up.

(c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by MDI or its Subsidiaries, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of MDI, is in process which could subject any of such properties to such Liens, and neither MDI nor its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

(d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, MDI or its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by MDI, Merger Sub or any MDI Subsidiary which have not been, to MDI’s knowledge, delivered to ANI prior to the execution of this Agreement.

(e) As used herein:

(i) “Environmental Law” means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

(ii) “Hazardous Material” means (x) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (y) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (z) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

3.16 Intellectual Property Rights»

.  MDI and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) used in or necessary for the conduct of the businesses of MDI or its Subsidiaries as presently conducted.  Neither MDI nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither MDI nor any of its Subsidiaries is infringing any Intellectual Property of any third party.  For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

3.17 Opinion of Financial Advisor»

.  MDI has received the opinion of Hill Schwartz Spilker Keller LLC, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by MDI is fair from a financial point of view to the stockholders of MDI, and a true and complete copy of such opinion has been delivered to ANI prior to the execution of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANI
ANI represents and warrants to MDI and Merger Sub as follows:

4.01 Organization and Qualification»

.  ANI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on ANI.

4.02 Capital Stock»

.  The authorized capital stock of ANI consists solely of 1,000 shares of ANI Common Stock, par value $0.001 per share (the “ANI Common Stock”).  As of August 10, 2009, 1,000 shares of ANI Common Stock were issued and outstanding.  Since such date, except as set forth in Section 4.02 of the ANI Disclosure Letter, there has been no change in the number of issued and outstanding shares of ANI Common Stock or shares of ANI Common Stock held in treasury or reserved for issuance.  All of the issued and outstanding shares of ANI Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except pursuant to this Agreement and except as set forth in Section 4.02 of the ANI Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating ANI to issue or sell any shares of capital stock of ANI or to grant, extend or enter into any Option with respect thereto.

(a) Except as disclosed in Section 4.02 of the ANI Disclosure Letter, all of the outstanding shares of capital stock of ANI are duly authorized, validly issued, fully paid and nonassessable and will be, when delivered pursuant to this Agreement, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”).  Except as disclosed in Section 4.02 of the ANI Disclosure Letter, there are no (i) outstanding Options obligating ANI to issue or sell any shares of capital stock of ANI or to grant, extend or enter into any such option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of ANI.

(b) Except as disclosed in Section 4.02 of the ANI Disclosure Letter, there are no outstanding contractual obligations of ANI to repurchase, redeem or otherwise acquire any shares of ANI Common Stock or any capital stock of ANI or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

4.03 Authority Relative to this Agreement»

.  ANI has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by ANI and the consummation by ANI of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ANI and the stockholders of ANI, and no other corporate proceedings on the part of either of ANI or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by ANI and the consummation by ANI of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by ANI and constitutes a legal, valid and binding obligation of ANI enforceable against ANI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04 Non-Contravention; Approvals and Consents»

.

(a)  The execution and delivery of this Agreement by ANI does not, and the performance by ANI of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of ANI under any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of ANI, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to ANI or any of their respective assets or properties, or (y) any Contracts to which ANI is a party or by which ANI or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of ANI to consummate the transactions contemplated by this Agreement.

(b) Except for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which ANI is a party or by which ANI or any of its assets or properties is bound for the execution and delivery of this Agreement by ANI, the performance by ANI of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of ANI to consummate the transactions contemplated by this Agreement.

4.05 Legal Proceedings»

.  (i) There are no actions, suits, arbitrations or proceedings pending or threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting ANI or its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of ANI to consummate the transactions contemplated by this Agreement, and (ii) ANI is not subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of ANI to consummate the transactions contemplated by this Agreement.

4.06 Information Supplied»

.  Neither the information supplied or to be supplied in writing by or on behalf of ANI for inclusion in the Proxy Statement or any other documents to be filed by MDI with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of MDI and at the date of the MDI Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.07 Compliance with Laws and Orders»

. ANI holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the “ANI Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on ANI.  ANI is in compliance with the terms of the ANI Permits, except failures to comply which, individually or in the aggregate are not having and could not reasonably be expected to have a material adverse effect on ANI.  Except as disclosed in the ANI Disclosure Letter, ANI is not in violation of or default under any law or order of any Governmental or Regulatory Authority.

4.08 Compliance with Agreements; Certain Agreements.

(a) Except as disclosed in the ANI Disclosure Letter, neither ANI nor, to the knowledge of ANI, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of ANI or (ii) any Contract to which ANI is a party or by which ANI or any of its assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on ANI.

(b) Except as disclosed in Section 4.09 of the ANI Disclosure Letter or as provided for in this Agreement, as of the date hereof, ANI is not a party to any oral or written (i) consulting agreement not terminable on sixty (60) days’ or less notice involving the payment of more than $50,000 per annum or $250,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of ANI, the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving ANI of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of ANI providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

4.09 Taxes.

(a) ANI has duly and timely filed or caused to be filed all material Tax Returns (as defined below) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all Tax Returns are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually and in the aggregate, would not have a material adverse effect on ANI.  ANI has paid all taxes shown as due on such Tax Returns.  No requests for waivers of the time to assess any taxes against ANI have been granted or are pending.

(b) ANI is neither a party to nor is bound by any material tax sharing, allocation or indemnification agreement or arrangement.

(c) Within the past two years, ANI has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) ANI has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(e) ANI has taken no action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.10 Employee Benefit Plans»

. ANI has no Employee Benefit Plans in place.

4.11 Labor Matters»

. There are no material controversies pending or threatened between ANI and any representatives of its employees, and, to the knowledge of ANI, there are no material organizational efforts presently being made involving any of the now unorganized employees of ANI.

4.12 Environmental Matters.

(a) ANI has obtained all Environmental Permits, except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on ANI.  Each of such Environmental Permits is in full force and effect and ANI is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on ANI.

(b) No site or facility now or previously owned, operated or leased by ANI is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder (“CERCLA”), or on any similar state or local list of sites requiring investigation or clean-up.

(c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by ANI, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of ANI, is in process which could subject any of such properties to such Liens, and ANI would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

(d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, ANI in relation to any site or facility now or previously owned, operated or leased by ANI which have not been delivered to MDI prior to the execution of this Agreement.

4.13 Intellectual Property»

. ANI has all right, title and interest in, or a valid and binding license to use, all Intellectual Property used in or necessary for the conduct of the business of ANI as presently conducted.  ANI is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and ANI is not infringing any Intellectual Property of any third party.

ARTICLE V
COVENANTS OF MDI
5.01 Covenants of MDI»

.  At all times from and after the date hereof until the Effective Time, MDI covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that ANI shall otherwise previously consent in writing):

(a) Ordinary Course.  MDI its Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice.

(b) Without limiting the generality of paragraph (a) of this Section, MDI shall not, nor shall it permit its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

(i) amend or propose to amend its certificate or articles of incorporation or bylaws;

(ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capitalstock,  (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than the Reverse Stock Split as contemplated herein, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

(iii) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business, other than inventory and other assets to be sold or used in the ordinary course of business;

(iv) other than dispositions of assets which are not, individually or in the aggregate, material to MDI or its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

(v) incur any indebtedness for borrowed money or guarantee any such indebtedness outside of the ordinary course of business, or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness outside of the ordinary course of business;

(vi) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any MDI Employee Benefit Plan, or other agreement, arrangement, plan or policy between MDI or its Subsidiaries and one or more of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

(vii) enter into any material Contract or amend or make a material modification to any existing Contract, or engage in any new transaction outside the ordinary course of business, with any affiliate of the MDI or its Subsidiaries;

(viii) make any material capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business;

(ix) make any material change in the lines of business in which it participates or is engaged;

(x) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing;

(xi) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP; or

(xii) make any elections with respect to taxes or any changes in current elections with respect to taxes affecting MDI or any of its Subsidiaries, or fail to pay any taxes of MDI and any of its Subsidiaries that shall become due and payable prior to the Closing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.01 Access to Information; Confidentiality»

.

(a) Each party shall, and shall cause its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of such party and its Subsidiaries and their respective assets, properties, books and records, and (ii) furnish promptly to such persons upon request (x) a copy of each report, statement, schedule and other document filed or received by such party or its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Employee Benefit Plans and other books and records) concerning the business and operations of such party and its Subsidiaries as the requesting party or any of such other persons reasonably may request.  No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

(b) The receiving party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the disclosing party and its Subsidiaries furnished to it by the disclosing party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the receiving party or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the receiving party and its Representatives or (z) later acquired by the receiving party or its Representatives from another source if the recipient is not aware that such source is under an obligation to the disclosing party to keep such documents and information confidential.  In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the disclosing party, the receiving party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the disclosing party or its Representatives to the disclosing party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the receiving party or its Representatives.

6.02 Preparation of Proxy Statement»

.  MDI shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC.  If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, MDI shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.  ANI, Merger Sub and MDI shall cooperate with each other in the preparation of the Proxy Statement, and MDI shall notify ANI of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to ANI promptly copies of all correspondence between MDI or any representative of MDI and the SEC with respect to the Proxy Statement.  MDI shall give ANI and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC.  Each of MDI, Merger Sub and ANI agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of MDI Common Stock entitled to vote at the MDI Stockholders’ Meeting at the earliest practicable time.

6.03 Approval of Stockholders»

.  MDI shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the “MDI Stockholders’ Meeting”) for the purpose of voting on the adoption of this Agreement (the “MDI Stockholders’ Approval”) as soon as reasonably practicable after the date hereof.  Subject to the exercise of fiduciary obligations under applicable law as advised in writing by outside counsel (a copy of which will be provided promptly to ANI), MDI shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of MDI that the stockholders of MDI adopt this Agreement, and shall use its best efforts to obtain such adoption.

6.04 Regulatory and Other Approvals»

.  (a) Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of MDI and ANI will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of ANI, MDI or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

6.05 Expenses»

.  In the event that this Agreement is terminated for other than Good Reason (as defined below), MDI and its Subsidiaries shall reimburse to ANI the costs and expenses of MDI and its Subsidiaries previously paid by ANI as of the date of such termination.  As used herein, “Good Reason” shall mean: (i) a termination pursuant to Section 8.01(a); (ii) a termination pursuant to Section 8.01(b)(i), (ii) or (iv) hereof; and (iii) a termination pursuant to Section 8.01(b)(iii) hereof as a result of a material breach of any representation, warranty, covenant or agreement by ANI giving rise to the failure of a condition set forth in Sections 7.03(a) or 7.03(b), which is not curable, or if curable, has not been cured by the Outside Date (as defined below).

6.06 Brokers or Finders»

.  Each of ANI and MDI represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except HSSK, and each party shall indemnify and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

6.07 Conveyance Taxes»

.  MDI and ANI shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.08 Notice and Cure»

.  Each of ANI, MDI or Merger Sub will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of ANI, MDI or Merger Sub under this Agreement to be breached or that renders or will render untrue any representation or warranty of ANI, MDI or Merger Sub contained in this Agreement.  Each of ANI, MDI or Merger Sub also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by ANI, MDI or Merger Sub.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.09 Fulfillment of Conditions»

.  Subject to the terms and conditions of this Agreement, each of ANI, MDI and Merger Sub will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the  transactions contemplated by this Agreement, and neither ANI nor MDI will, nor will either permit any of their Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

6.10 Directors’ and Officers’ Insurance and Indemnification.

(a) The organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article _ of the certificate of incorporation of MDI, and Article __ of the by-laws of MDI, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of MDI or any of its Subsidiaries.

(b) After the Effective Time, MDI and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of MDI and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative (collectively, “Action”), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time, to the fullest extent permitted under the DGCL for directors and officers of Delaware corporations (including the requirement that such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of MDI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party's conduct was unlawful), for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by Merger Sub or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither MDI nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither MDI nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.  The rights of each Indemnified Party under this Section 6.10(b) shall be in addition to any rights such person may have under the organizational documents of MDI and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with MDI or any of its Subsidiaries.

(c) The Surviving Corporation shall cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as MDI’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time as described in Section 6.10(b); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(c) more than a one-time premium payment of no more than 200% of the current annual premium paid by MDI for such insurance; provided, however, that if the cost of the “tail” policy exceeds 200% of the current annual premium paid by MDI for such insurance, the Surviving Corporation will obtain such “tail” policy in such amount and scope as can be obtained for 200% of the current annual premium.

(d) This Section 6.10 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of MDI, Merger Sub and the Surviving Corporation.

(e) In the event MDI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of MDI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.10.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to MDI or its Subsidiaries any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

ARTICLE VII
CONDITIONS
7.01 Conditions to Each Party’s Obligation to Effect the Merger»

.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been adopted by the vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the MDI Stockholders’ Meeting.

(b) No Injunctions or Restraints.  No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental and Regulatory and Other Consents and Approvals.  Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of ANI, MDI or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on MDI and its Subsidiaries, ANI or the Surviving Corporation, in each case taken as a whole, or on the ability of ANI and MDI to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to ANI and MDI.

(d) Resignation of Directors and Officers.  At Closing, all of the directors and officers of MDI shall have resigned in writing from their positions as directors and officers of MDI effective upon the election and appointment of the nominees to such positions designated by ANI (the “ANI Nominees”), and the directors of MDI shall take such action as may be necessary or desirable regarding such election and appointment of the ANI Nominees.  MDI and each of its directors and officers prior to Closing shall have executed and delivered a mutual release of liability.

(e) Sale of Subsidiaries.  MDI, ANI, and 214 Investments, Inc., an entity owned by certain members of MDI’s executive management (the “Management Members”), shall have consummated the transactions contemplated by that certain Securities Purchase Agreement, and ancillary documents associated therewith, pursuant to which 214 Investments, Inc. shall purchase the capital stock of Monitor Dynamics, Inc., and the membership interests of Structure REDS, LLC.

7.02 Conditions to Obligation of ANI to Effect the Merger»

.  The obligation of ANI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by ANI in their sole discretion):

(a) Representations and Warranties.  The representations and warranties made by MDI and its Subsidiaries in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and MDI and Merger Sub shall have delivered to ANI a certificate, dated the Closing Date and executed in the name and on behalf of MDI by its Chairman of the Board, President or any Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

(b) Performance of Obligations.  MDI and it Subsidiaries shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by MDI and its Subsidiaries at or prior to the Closing, and MDI shall have delivered to ANI a certificate, dated the Closing Date and executed in the name and on behalf of MDI by its Chairman of the Board, President or any Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

(c) Calculation Certificate. ANI shall have received the executed Schedule 2.01 detailing the calculation of the Exchange Ratio, and such Schedule 2.01 shall be in form and substance acceptable to ANI.

(d) Legal Opinions.  ANI shall have received the opinions of MDI’s General Counsel, dated the Closing Date and addressed to ANI, substantially in the form attached hereto as Exhibit A.

(e) Proceedings.  All proceedings to be taken on the part of MDI and Merger Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to ANI, and ANI shall have received copies of all such documents and other evidences as ANI may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(f) Reverse Stock Split.  Prior to the Closing, MDI shall take such actions as shall be necessary to effect a reverse split of MDI Common Stock such that the capital stock of MDI issued and outstanding (on an as-converted basis) at the Effective Time (without giving effect to the issuance of MDI Common Stock pursuant to the Merger) shall be approximately 3,563,439 shares of MDI Common Stock (the “Reverse Split”).

(g) Due Diligence Review.  The due diligence review of MDI and it Subsidiaries shall have been completed to ANI’s sole satisfaction.

(h) Waiver and Release.  The Management Members shall have executed waivers and releases of their rights to receive severance or change of control payments upon consummation of the proposed transactions or thereafter, in a form satisfactory to ANI in its sole discretion.

7.03 Conditions to Obligation of MDI to Effect the Merger»

.  The obligation of MDI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by MDI in its sole discretion):

(a) Representations and Warranties.  The representations and warranties made by ANI in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and ANI shall have delivered to MDI a certificate, dated the Closing Date and executed in the name and on behalf of ANI by its Chairman of the Board, President or any Vice President, to such effect.

(b) Performance of Obligations.  ANI shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by ANI at or prior to the Closing, and ANI shall have delivered to MDI a certificate, dated the Closing Date and executed in the name and on behalf of ANI by its Chairman of the Board, President or any Vice President, to such effect.

(c) Legal Opinion.  MDI shall have received the opinion of Andrews Kurth LLP special counsel to ANI, dated the Closing Date and addressed to MDI, substantially in the form attached hereto as Exhibit B.

(d) Proceedings.  All proceedings to be taken on the part of ANI in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to MDI, and MDI shall have received copies of all such documents and other evidences as MDI may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.04 Frustration of Closing Conditions»

.  None of MDI, Merger Sub or ANI may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated hereby as required by and subject to Section 6.09.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.01 Termination»

.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the MDI Stockholders’ Approval:

(a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) By either MDI or ANI upon notification to the non-terminating party by the terminating party:

(i) at any time after October 31, 2009 (the “Outside Date”) if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if the MDI Stockholders’ Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor (provided that the officers and directors of MDI shall have taken all steps necessary to submit the Agreement and the transactions contemplated hereby to the stockholders for the MDI Stockholders’ Approval, and the Board shall have recommended the Merger);

(iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach (x) in the case of a breach by MDI would give rise to the failure of a condition set forth in Sections 7.02(a), 7.02(b), or 7.02(c), and in the case of a breach by ANI would give rise to the failure of a condition set forth in Sections 7.03(a) or 7.03(b), and (y)  is not curable or, if curable, has not been cured by the Outside Date; or

(iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

(c) By ANI if the Board of Directors of MDI (or any committee thereof) shall have withdrawn or modified in a manner materially adverse to ANI its approval or recommendation of this Agreement or the Merger.

8.02 Effect of Termination»

.  If this Agreement is validly terminated by either MDI or ANI pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either MDI or ANI (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.05 and 6.06 and this Section 8.02 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

8.03 Amendment»

.  This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the MDI Stockholders’ Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law.  No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

8.04 Extension; Waiver»

.  At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.05 Procedure for Termination, Amendment, Extension or Waiver»

.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver under this Agreement pursuant to Section 8.04 shall, in order to be effective, require in the case of Merger Sub or MDI, action by its Board of Directors or, to the extent permitted by law, the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of MDI.

ARTICLE IX
GENERAL PROVISIONS

9.01 Notices»

.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to ANI, to:

21015 Cactus Cliff
San Antonio, Texas 78258
Attn: President

with a copy to (which shall not constitute notice):

Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, TX 78701
Facsimile No.:512-320-9292
Email:cgordian@andrewskurth.com
Attn: Carmelo M. Gordian

If to MDI, to:

MDI, Inc.
10226 San Pedro Avenue
San Antonio, TX
Facsimile No.:
Email:
Attn: Chief Executive Officer

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth above, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

9.02 Non Survival of Representations and Warranties»

.  The representations and warranties in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.03 Conflicts and Privilege»

. It is acknowledged by each of the parties hereto that MDI and Merger Sub (the “Companies”) have retained Jackson Walker L.L.P. (“JW”) to act as their counsel in connection with the transactions contemplated hereby.  ANI hereby agrees that, in the event that a dispute arises after the Effective Time between ANI and its Affiliates (including the Companies) on the one hand, and the stockholders, directors and officers of the Companies (the “Designated Persons”) on the other hand, JW may represent the Designated Persons in such dispute even though the interests of the Designated Persons may be directly adverse to Buyer and its Affiliates, and even though JW may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Companies. Buyer further agrees that, as to all communications among JW, the Companies and the Designated Persons that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Designated Persons and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Companies), it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Companies on the one hand and a third party other than the Designated Persons, on the other hand, Buyer and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

9.04 Entire Agreement; Incorporation of Exhibits»

.(a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

(b) The MDI Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.05 Public Announcements»

.  Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, ANI and MDI will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.  ANI and MDI will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

9.06 No Third Party Beneficiary»

.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. Notwithstanding the foregoing, the directors and officers of MDI are intended to be third party beneficiaries of the indemnification obligations set forth in Section 6.10 hereof.

9.07 No Assignment; Binding Effect»

.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.08 Headings»

.  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

9.09 Invalid Provisions»

.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be  materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.10 Governing Law»

.  Except to the extent that the DGCL is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

9.11 Enforcement of Agreement»

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Certain Definitions»

.  As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) a person will be deemed to “beneficially” own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c) the term “business day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close;

(d) the term “Code” means the Internal Revenue Code of 1986, as amended;

(e) the term “Exchange Ratio” shall be calculated as follows: (i) multiply the Total Fully Diluted MDI Shares by 4; and (ii) divide the product obtained in (i) by the total number of shares of ANI Common Stock issued and outstanding. By way of example only, if the number of Total Fully Diluted MDI Shares is 4,000,000, the product obtained in (i) above would be 16,000,000, and after dividing by the number of shares of ANI Common Stock outstanding, the Exchange Ratio would be 16,000. The calculation of the Exchange Ratio is intended to result in the aggregate Merger Consideration issuable to the shareholders of ANI in the Merger constituting, post-Merger, eighty percent (80%) of the total, fully diluted capitalization of MDI, assuming the full exercise or of any and all rights to acquire shares of MDI capital stock.

(f) the term “knowledge” or any similar formulation of “knowledge” shall mean, with respect to an entity, the actual knowledge of such entity’s executive officers, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question;

(g) any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities taken as a whole) means a material adverse effect on the business, condition (financial or otherwise), results of operations or future prospects of such entity or group of entities (taken as a whole);

(h) the term “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(i) the “Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

(j) the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party;

(k) the term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof;

(l) the term “taxes” shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax;

(m) the term “Total Fully Diluted MDI Shares” shall mean the total number of shares of MDI Common Stock issued and outstanding as of the Closing; plus the aggregate number of shares of MDI Common Stock issuable upon the exercise of all rights to purchase, exchange, convert or otherwise acquire any shares of MDI capital stock.

9.13 Counterparts»

.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

MDI, INC. By: Name: Title:
ANI MERGER SUB, INC. By: Name: Title:
ALMANA NETWORKS INTERNATIONAL, INC. By: Name: Swaraj Kumar Title: President